Exhibit 99.1

    Diagnostic Products Corporation Announces Annual Meeting Date

    LOS ANGELES--(BUSINESS WIRE)--June 17, 2005--Diagnostic Products Corporation (NYSE:DP) today announced that it will hold its annual meeting of shareholders on September 8, 2005. The record date to determine the shareholders entitled to receive notice of the meeting and to vote at the meeting will be July 15, 2005. Shareholders interested in submitting a proposal for inclusion in the Company's proxy statement for the annual meeting must submit such proposal to the Company no later than July 8, 2005, and must otherwise comply with the requirements of SEC Rule 14a-8. In addition, the proxy solicited by the Board of Directors for the annual meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting other than pursuant to Rule 14a-8, unless the Company receives notice of such proposal on or before July 8, 2005. Shareholder proposals should be addressed to the Secretary of the Company at its executive offices located at 5210 Pacific Concourse Drive, Los Angeles, California 90045.

    Diagnostic Products Corporation, founded in 1971, is the global leader dedicated exclusively to immunodiagnostics. DPC's product menu includes over 75 immunoassays and more than 360 specific allergens and allergy panels. In addition, DPC addresses the chemistry and laboratory automation testing needs of its customers through partnerships with manufacturers of chemistry systems and reagents. The combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. DPC also designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories in more than 100 countries. Additional Company information can be found on DPC's Web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental or other actions relating to the FDA's decision that its Application Integrity Policy should be applied to the Company or relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.

    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200